Exhibit 2.1.1

EXECUTION VERSION

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [***], has been filed separately with the Securities and Exchange Commission.

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT effective as of July 1, 2004 (this “Agreement”) is by and among PSEG Americas Inc. (“the Purchaser”), and TIE NEWCO Holdings, LLC (the “Seller”), a Delaware limited liability company. The Purchaser and the Seller are collectively referred to herein as the “Parties” (each of the Purchaser and the Seller being a “Party”).

RECITALS

A. A limited partnership named Texas Independent Energy, LP (“TIE” or the “Partnership”) was formed under and pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware in 1999 and a Third Amended and Restated Partnership Agreement was entered into among the partners of TIE on September 19, 2003 (the “Partnership Agreement”).

B. A Standstill Letter Agreement; Notice of Contribution (a copy of which is attached as Exhibit A) was entered into by all the partners of TIE on July 1, 2004 (the “Standstill Agreement”) providing that the Contribution (as defined in the Standstill Agreement) would be postponed to allow this Agreement to be implemented.

C. The Seller owns all of the 100 issued and outstanding shares (the “TPS II Shares”) of TPS Holdings II, Inc. (“TPS II”), a Florida corporation.

D. TPS II owns a 0.5% general partnership interest in the Partnership (the “GP Interest”) and a 49.5% limited partnership interest in the Partnership (the “LP Interest”). The GP Interest and the LP Interest are collectively referred to herein as the “Partnership Interests.”

E. The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the TPS II Shares.

F. Prior to the execution of this Agreement, TPS II owned the Partnership Interests indirectly through an alternative ownership structure. Under that structure, TPS II owned all of the outstanding membership interests in PLC Development Holdings, LLC (“PLC”), a Delaware limited liability company, which in turn owned all of the outstanding membership interests of (i) Panda Texas Generating I, LLC (“Panda I”), a Delaware limited liability company which owned the GP Interest, and (ii) Panda Texas Generating II, LLC (“Panda II”), a Delaware limited liability company which owned the LP Interest. In anticipation of and as a condition to the willingness of the Parties to enter into this Agreement, the ownership structure with respect to the Partnership Interests has been reorganized (the “Reorganization”) such that TPS II now owns directly both the GP Interest and the LP Interest and the Seller now owns both (i) all of the outstanding membership interests in PLC (the “PLC Membership Interests”), which in turn continues to own all of the outstanding membership interests in both Panda I and Panda II, and (ii) all of the outstanding shares of capital stock of TPS II.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)	Contribution. In order to accomplish the consummation of the Transaction, the Contribution shall not be effected before the earlier of (a) the Consummation and (b) the Termination Date.

2)	Purchase and Sale; Purchase Price. The Seller will sell to the Purchaser, free and clear of any Liens, and the Purchaser will purchase from the Seller, the TPS II Shares (the “Transaction”), for a purchase price of five hundred thousand dollars ($500,000) (the “Purchase Price”).

3)	Sale Procedure. Promptly after the execution hereof, the Seller shall deliver to the Seller’s counsel in Boston, Massachusetts (with a copy delivered to the Purchaser), good and sufficient instruments of sale, transfer, assignment and conveyance, in form reasonably satisfactory to the Purchaser, selling, transferring, assigning and conveying to the Purchaser good and valid title to the TPS II Shares (the “Transfer Instruments”). Upon written notification from the Seller (the “Seller Satisfaction Notice”) to the Purchaser that the conditions contained in Section 10 hereof have been satisfied or waived by the Seller, the Purchaser shall, promptly after the conditions set forth in Section 11 have been satisfied or waived by the Purchaser, wire transfer the Purchase Price to the Seller’s bank account (such bank account to be designated by the Seller prior to Consummation (as defined below)). Upon the Seller’s receipt of the Purchase Price in the aforementioned bank account in immediately available funds, title to the TPS II shares shall transfer from the Seller to the Purchaser and the Seller shall promptly thereafter cause the Seller’s counsel to deliver the Transfer Instruments to the Purchaser (such delivery, the “Consummation”).

4)	Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser, with respect to itself and TPS II, that as of the date of the Consummation:

a)	Organization; Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties, including the TPS II Shares, and to enter into this Agreement and consummate the Transaction. TPS II is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power to conduct its business as currently conducted and authority to own its properties, including the Partnership Interests.

b)	Title to TPS II Shares; Title to Partnership Interests. (i) The Seller has good and valid title to the TPS II Shares which constitute all of the issued and outstanding capital stock of TPS II and (ii) TPS II has good and valid title to the Partnership Interests, in both cases above free and clear of any and all liens, charges, encumbrances or adverse claims (“Liens”) other than those Liens in favor of the Purchaser. The TPS II Shares are fully paid and non-assessable. Except as provided in the Partnership Agreement or as contemplated by this Agreement, no Person has any right, agreement or understanding (whether by option, subscription, warrant, call, commitment, conversion, exchange, plan or otherwise) with respect to the acquisition, purchase, sale, transfer or assignment of any of the capital stock of TPS II or the Partnership Interests.

c)	Noncontravention and Authorization. The consummation of the Transaction will not violate or result in a default under the articles of incorporation or by-laws of the Seller or TPS II, or any instrument or other agreement to which either of them is a party. The Seller has taken all action required by law, its operating agreement or otherwise to authorize the execution and delivery of this Agreement and the Transaction, and this Agreement is the valid and binding agreement of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditor’s rights and by general principles of equity.

d)	Scope of Activities. Since its inception, the Seller has engaged in no business other than the ownership of the TPS II Shares and the Partnership Interests owned by it indirectly through its ownership of TPS II. Since its inception, TPS II has engaged in no business except as related to (i) the investment in TIE, either directly or through one or more wholly-owned subsidiary entities and (ii) service as Trustee for TPS Trust I Irrevocable Trust of 2001 and TPS Trust I Irrevocable Trust of 2002, the sole activity of each of which was to hold for a temporary period notes issued by both (A) TECO Panda Generating Company, L.P. and (B) PLC in favor of TECO Power Services Corporation. Other than the PLC Membership Interests, the Seller does not currently own, lease, license or otherwise hold (collectively, “Hold”) nor has it ever Held any property other than the TPS II Shares. TPS II does not currently (i) Hold any property other than the Partnership Interests, nor has it ever Held any property other than assets employed or useful in connection with its investment in TIE or (ii) have and has never had, any employees or benefit plans.

e)	Disclosure of Contracts. All contracts, agreements or arrangements to which TPS II is a party and which are (i) currently in effect or (ii) have terminated or expired but have surviving provisions, are listed in Exhibit B.

f)	Disclosure of Liabilities. The unaudited balance sheet of TPS II as of June 30, 2004 attached hereto as Exhibit C (the “June 30 Balance Sheet”) is true, correct and complete and has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), except for the omission of footnotes and customary year-end adjustments. Except as disclosed on Exhibit D hereto, the June 30 Balance Sheet discloses all debts, liabilities, commitments and contingencies of TPS II as of June 30, 2004 that are required to be disclosed on a balance sheet (or noted in a footnote) prepared in accordance with GAAP.

g)	Disregarded Entities. To the knowledge of the Seller and its Affiliates (other than Panda I, Panda II and PLC), each of Panda I, Panda II and PLC constitutes a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

5)	Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller with respect to itself as follows:

a)	Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and consummate the Transaction.

b)	Noncontravention and Authorization. The acquisition of the TPS II Shares by the Purchaser will not violate or result in a default under its charter or by-laws or any instrument or other agreement to which it is a party. The Purchaser has taken all actions required by law, its charter, by-laws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement is the valid and binding agreement of such Purchaser enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditor’s rights and by general principles of equity.

c)	Power. The Purchaser has the power to act on behalf of all of its Affiliates in connection with the releases granted and waivers made under Section 8(b) and the agreements set forth in Section 9.

6)	“As Is” Sale.

a)

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE (AS DEFINED IN SECTION 11(A) BELOW), THE PURCHASER UNDERSTANDS AND AGREES THAT THE TPS II SHARES AND THE PARTNERSHIP INTERESTS (THE “EQUITY”) ACQUIRED BY THE PURCHASER

PURSUANT TO THE TRANSACTION ARE BEING SOLD AND ACQUIRED WITHOUT ANY WARRANTY OR REPRESENTATION OF ANY KIND WHATSOEVER, AND THAT THE PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE EQUITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE, THE PURCHASER UNDERSTANDS AND AGREES THAT THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES WITH REGARD TO THE EQUITY, INCLUDING THE VALUE, PROSPECTS AND RISKS ASSOCIATED WITH THE EQUITY. THE PURCHASER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY THE SELLER OR ANY REPRESENTATIVE OF THE SELLER IN CONNECTION WITH THIS TRANSACTION OTHER THAN AS CONTAINED IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE (REGARDLESS OF WHEN ANY SUCH MATERIAL OR COMMUNICATION MAY HAVE BEEN PROVIDED OR MADE) WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY.

b)

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE, THE PURCHASER UNDERSTANDS AND AGREES THAT THE PERSONALITY, REAL PROPERTY AND INTANGIBLE ASSETS OF TIE, GPP AND OEPP (INCLUDING WITHOUT LIMITATION THE TIE ASSETS) (THE “TIE PROPERTY”) INDIRECTLY SOLD AND ACQUIRED BY THE PURCHASER AS A RESULT OF THE TRANSACTION, ARE BEING SOLD AND ACQUIRED AS SUCH EXIST ON THE CONSUMMATION, AND IN THEIR CONDITION ON THE CONSUMMATION “WITH ANY FAULTS THAT MAY EXIST THEREON”, AND THAT THE PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE TIE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE, THE PURCHASER UNDERSTANDS AND AGREES THAT THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES WITH REGARD TO LIABILITIES, OPERATION OF THE TIE PROPERTY, INCLUDING THE TITLE, CONDITION, VALUE, QUALITY AND PROSPECTS OF THE TIE PROPERTY OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF TIE AND ITS AFFILIATES, RISKS ASSOCIATED WITH THE TIE PROPERTY AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR

ANY PARTICULAR PURPOSE WITH RESPECT TO THE TIE PROPERTY OR ANY PART THEREOF. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE, THE PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY THE SELLER OR ANY REPRESENTATIVE OF THE SELLER IN CONNECTION WITH THIS TRANSACTION OTHER THAN AS CONTAINED IN SECTION 4 AND THE SELLER’S OFFICER’S CERTIFICATE, (REGARDLESS OF WHEN ANY SUCH MATERIAL OR COMMUNICATION MAY HAVE BEEN PROVIDED OR MADE) WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY.

7)	Covenants of the Seller.

a)	Efforts. The Seller covenants and agrees, on behalf of itself and TPS II, that it shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and, subject to satisfaction or waiver of the conditions set forth in Section 10, to cause the Transaction to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make promptly all filings with and give all notices to third parties required to be made or given by Seller which may be necessary or reasonably required in order to effect the Transaction. The Seller shall cooperate with the Purchaser to the extent commercially reasonable in order to aid the Purchaser in obtaining any consents or making any filing required of the Purchaser in connection with the Transaction.

b)	Conduct. Prior to Consummation or the termination or expiration of this Agreement pursuant to its terms, unless the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as required in order to comply with applicable law, or in connection with any emergency or other force majeure event, each of the Seller and TPS II shall:

i)	operate and maintain its business in all material respects in accordance with the ordinary course of business consistent with past practices;

ii)	not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [***], has been filed separately with the Securities and Exchange Commission.

iii)	not grant any express encumbrance on any of its assets, or the Partnership Interests;

iv)	not take any action that would cause the aggregate liabilities of TPS II to exceed at Consummation $10,000;

v)	take any action required to eliminate liabilities of TPS II to any of the Seller Post Consummation Affiliates; and

vi)	not take any action which would cause any of the Seller’s representations and warranties set forth in Section 4 or the Seller’s Officer’s Certificate to be incorrect in any material respect as of the Consummation;

provided that nothing in this Section shall preclude the Seller or TPS II from taking any action required to insure compliance with the terms of the Partnership Agreement.

c)	Release. Except with respect to:

(i)	claims by Persons that are not Panda Parties or that are not Affiliates of the Seller as of July 1, 2004 (excluding TIE, GPP and OEPP and any Person controlled by any of them but not excluding Seller) against the Seller or against any of the Seller’s Affiliates arising in connection with or related to (a) Purchaser Intentional Misconduct, (b) TIE Intentional Misconduct [***];

(ii)	claims by Panda Parties against the Seller or any of the Seller’s Affiliates arising from or related to any claims brought by any Person who is not the Seller or one of the Seller Post Consummation Affiliates against any of the Panda Parties in connection with or related to (a) Purchaser Intentional Misconduct, (b) TIE Intentional Misconduct [***]; and

(iii)	the Purchaser’s obligations hereunder, including, without limitation, the Purchaser’s obligations under Section 12 as the result of the breach of any provision hereof;

as to which matters no release is given hereunder, effective upon the Consummation the Seller on behalf of itself and each Person that was an Affiliate of the Seller on July 1, 2004 (other than TIE, GPP and OEPP or any Person controlled by any of them) and on behalf of each of its and their successors and assigns, hereby releases and waives its right to recover from the Purchaser, its agents or any of their respective Affiliates (including, without limitation, TPS II, TIE, GPP and OEPP) and forever releases and discharges the Purchaser, any of its Affiliates (including, without limitation, TPS II, TIE, GPP and OEPP) and/or agents, from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may have arisen or may arise on account of or in any way be connected with TPS II, TIE or any of the TIE Assets or the TIE Property, including, without limitation, (w) all liabilities or obligations under or related to environmental laws or relating to any claim in respect of environmental conditions or hazardous substances arising under applicable law, including environmental laws, (x) all liabilities that in any way arise out of or are related to or associated with the Purchaser’s ownership, possession, use or operation (whether directly or indirectly) of the Partnership Interests, TPS II, TIE or any TIE Assets or the TIE Property, before or after the Consummation, (y) all liabilities that in any way arise out of or are related to or associated with the Seller’s service as a Trustee referred to Section 4(d) above, and (z) all liabilities that in any way arise out of or are related to or associated with the amounts listed as payable to any Seller Post Consummation Affiliate on the June 30 Balance Sheet. In this regard, effective upon the Consummation the Seller, on behalf of itself and each of its Seller Post Consummation Affiliates and each of its and their successors and assigns expressly releases and waives any and all rights and benefits that it now has or they now have, or in the future may have, conferred upon it or them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. The Seller, on behalf of itself and each of its Seller Post Consummation Affiliates and each of its and their successors and assigns hereby further acknowledges that it is aware that factual matters now unknown to it or them may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound and to bind each of its Seller Post Consummation Affiliates and each of its and their successors and assigns, to the release set forth above.

8)	Covenants of the Purchaser.

a)

Efforts. The Purchaser covenants and agrees that prior to the Consummation the Purchaser shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and, subject to satisfaction or waiver of the conditions set forth in Section 11, to cause the Transaction to be consummated by the Purchaser, and, without limiting the generality of the foregoing, agrees to make promptly all filings with and give all notices to third parties which may be necessary for it or reasonably required by it in order to effect the Transaction; provided that the Purchaser’s only obligation with respect to Section 11(f) shall be submission of the Transaction for consideration of the board of managers of PSEG Global L.L.C. (“PSEG Global”). The Purchaser will cooperate with the Seller to

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [***], has been filed separately with the Securities and Exchange Commission.

the extent necessary to aid the Seller in obtaining any consents or making any filing required of the Seller in connection with the Transaction, provided the Purchaser is not required to make any disbursements (other than payment of the filing fee required under the HSR Act) in connection therewith unless the Seller has agreed in writing to reimburse such disbursements.

b)	Release. Except with respect to:

(i) claims by Persons who are not Panda Parties or not Affiliates of the Purchaser against the Purchaser or against any of the Purchaser’s Affiliates arising in connection with or related to (a) Seller Intentional Misconduct [***];

(ii) claims by Panda Parties against the Purchaser or any of the Purchaser’s Affiliates arising from or related to any claims brought against any of the Panda Parties by a Person who is not the Purchaser or an Affiliate of the Purchaser in connection with or related to (a) Seller Intentional Misconduct, (b) TIE Intentional Misconduct [***]; and

(iii) the Seller’s obligations hereunder, including, without limitation, the Seller’s obligations under Section 12 as the result of the breach of any provision hereof;

as to which matters no release is given hereunder, effective upon the Consummation the Purchaser, on behalf of itself and Persons that are Affiliates of the Purchaser as of July 1, 2004 and each of their and its successors and assigns, hereby does release and waive and the Purchaser will cause TPS II, TIE, GPP and OEPP, their Affiliates and their successors and assigns to release and waive immediately following Consummation any right to recover from the Seller, its agents or any of their respective Affiliates and forever release and discharge the Seller, and any of its Affiliates and/or any of their respective agents, from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may have arisen or may arise on account of or in any way be connected with TPS II, TIE or any of the TIE Assets or TIE Property, including, without limitation, (y) all liabilities or obligations under or related to environmental laws or relating to any claim in respect of environmental conditions or hazardous substances arising under applicable law, including environmental laws, and (z) all liabilities that in any way arise out of or are related to or associated with the Seller’s ownership, possession, use or operation (whether directly or indirectly) of the Partnership Interests, TPS II, TIE or any TIE Assets or TIE Property, before or after the Consummation. In this regard, effective upon the

Consummation the Purchaser, on behalf of itself and each of its Affiliates and each of its and their successors and assigns expressly releases and waives and the Purchaser will cause each of TIE, GPP and OEPP, their Affiliates and each of their successors and assigns to expressly release and waive immediately following Consummation any and all rights and benefits that it now has or they now have, or in the future may have, conferred upon it or them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of execution of such release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. The Purchaser, on behalf of itself and each of its Affiliates and each of its and their successors and assigns hereby further acknowledges and will cause each of TIE, GPP and OEPP, their Affiliates and each of their respective successors and assigns to further acknowledge immediately following Consummation that it and they are is aware that factual matters now unknown to it or them may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound and to bind each of its parent, subsidiary and sister entities and each of its and their successors and assigns, to the release set forth above.

c)	Inspection and Due Diligence. The Purchaser acknowledges that, prior to its execution of this Agreement, (i) it or its agents or representatives have been afforded access to and the opportunity to inspect all books and records and other materials it or they have received in connection with the Seller, TPS II, TIE and the TIE Assets (other than written and electronic materials used by the Seller and its Affiliates in connection with the marketing of the Partnership Interests to potential buyers) and have had the opportunity to conduct all such due diligence investigations as it or they deemed necessary or advisable in connection with entering into this Agreement and the Transaction, and (ii) it is relying upon the Seller’s representations and warranties expressly contained herein as to the matters covered thereby and is relying on its own inspections and investigation in order to satisfy itself as to the condition and suitability of the Transaction. In addition, but in no way in limitation of the foregoing acknowledgement by the Purchaser, to the extent the Purchaser reasonably requests prior to Consummation, the Seller agrees that it will expend commercially reasonable efforts to cooperate with the Purchaser with respect to any additional inquiries or information and promptly respond to such inquiries or provide such requested information; provided that the Purchaser acknowledges that neither the Seller nor any of its Affiliates will provide access to or copies of any Tax sharing agreement to which TPS II is party.

9)	Mutual Covenants. The Seller hereby covenants to the Purchaser and the Purchaser hereby covenants to the Seller as follows:

a)	Tax Matters.

i)	All Transfer Taxes incurred as a result of or in connection with this Agreement or the Transaction (whether imposed on the Seller or the Purchaser) shall be paid by the Purchaser if and when due. The Purchaser will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Seller will be entitled to review such returns in advance and such Tax Returns shall be subject to approval by the Seller (which shall not be unreasonably withheld or delayed). To the extent required by applicable law, but subject to such review and approval, the Seller or any of its Affiliates will join in the execution of any such Tax Returns or other documentation.

ii)	The Purchaser and the Seller agree to allocate all items of income, gain, loss, deduction, and credit with respect to TPS II’s indirect interest in TIE to the separate taxable years of TPS II created by the purchase and sale of the TPS II Shares hereunder pursuant to Treasury Regulation Section 1.1502-76(b)(2)(vi) based upon an interim closing of the books of TIE and the operation of the TIE Assets as of the Consummation of the sale of the TPS II Shares hereunder, determined in accordance with Section 3.2(c)(2) of the Partnership Agreement. The Purchaser and Seller shall each cause TIE to prepare its information returns for the 2004 calendar year (including, without limitation, its U.S. Federal Form K-1s for such year) in a manner consistent with the foregoing and which provides the Purchaser and the Seller with the information necessary to prepare the Tax Returns for such separate taxable years. The Purchaser and the Seller agree to report all transactions (other than transactions occurring in the ordinary course of business of TPS II or TIE) occurring on the day of the Consummation but after Consummation on a separate Tax Return for TPS II for its taxable year beginning on the day after Consummation (or on a consolidated Tax Return for a group of which TPS II is then a member) pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and (b)(2)(vi), and Purchaser shall indemnify and hold harmless the Seller and the other members of the federal consolidated group of which TPS II and the Seller are members (the “TECO Consolidated Group”) for any Tax cost imposed on or payable by the Seller or such members with respect to any such transaction occurring on the day of the Consummation.

iii)	All tax-sharing agreements or similar arrangements with respect to or involving TPS II shall be terminated prior to the Consummation, and, as of Consummation, TPS II and Persons that are Affiliates of TPS II at any time after the Consummation shall have no rights or obligations thereunder as of the Consummation.

iv)	No election under Section 338 of the Internal Revenue Code of 1986, as amended (the “Code”), shall be made with respect to the purchase and sale of the TPS II Shares pursuant to this Agreement. The Purchaser shall cause TPS II to join in making any Tax election reasonably requested by the Seller with respect to the TECO Consolidated Group for any taxable period during which TPS II was a member of such group and not materially adversely affecting TPS II for any taxable period (or portion thereof) after Consummation (including, without limitation, any election to waive any net operating loss carryback under Section 172(b)(3) of the Code, to which the Purchaser and TPS II hereby expressly consent and for which such Persons shall provide such consents in the future as are reasonably requested by the Seller). From and after the date of this Agreement, the Seller shall not, without the prior written consent of the Purchaser make, or cause or permit to be made, any Tax election (i) for which a separate statement is required to be attached to a Tax Return, or (ii) which relates to either TPS II’s Tax basis in the Partnership Interests or the amount of TPS II’s net operating loss carryovers, in either case that would materially adversely affect TPS II for any taxable period (or portion thereof) after Consummation. For the purposes of the two immediately preceding sentences, TPS II shall be deemed to have suffered a material adverse effect as a result of any of the aforementioned elections if such election (or such election combined with another of the aforementioned elections) would result in a Tax cost to TPS II of more than $1 million.

v)	The Purchaser and the Seller agree that no carryback of any loss shall be made by TPS II from any taxable year (or portion thereof) after Consummation to any taxable year of TPS II (or portion thereof) before Consummation. Neither the Purchaser, any of its Affiliates nor TPS II shall amend any Tax Returns of TPS II for any taxable period (or portion thereof) ending on or prior to Consummation, or file a claim for refund of Taxes attributable to a taxable period (or portion thereof) ending on or prior to Consummation.

vi)

The Seller and the Purchaser shall provide each other with such cooperation and information as either of them or any of their Affiliates reasonably request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case to the extent relating to TPS II. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof (together with related work papers), documents relating to rulings or other determinations by taxing authorities, information (and related work papers and documents) with respect to net operating losses and other tax attributes of TPS II, and making themselves (and their employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information.

b)

Announcements; Confidentiality. Prior to the Consummation, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the Transaction shall be issued or made by the Purchaser or the Seller without the prior joint written approval of both the Purchaser and the Seller; provided that a press release or other public announcement, regulatory filing, statement or comment made without such joint written approval shall not be in violation of this Section if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable laws or stock exchange policies and regulations; and provided further that in all instances prior notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment to the extent reasonably practicable under the circumstances. Each Party shall keep all information (i) obtained from the other either before or after the date of this Agreement, or (ii) related to the Transaction confidential, and neither Party shall reveal such information to, nor produce copies of any written information for, or utilize such information in connection with any direct negotiation or other communication with, any Person other than its professional advisors, lenders and prospective financing sources without the prior written consent of the other Party, unless such Party is compelled to disclose such information by judicial or administrative process or by any other requirements of law, or disclosure is reasonably necessary to obtain the approval of any governmental authority or third party necessary to consummate the Transaction. The Seller acknowledges that Frontera is located in ERCOT and is a competitor of the TIE Assets. The Seller shall, and shall cause its Seller Post Consummation Affiliates to, instruct (in writing or electronically) all of its and their respective employees that the Seller is under a contractual obligation not to use such Confidential TIE Information for the benefit of Frontera, and the Seller agrees that neither the Seller, any Seller Post Consummation Affiliate nor any of their respective employees shall use any Confidential TIE Information or any information obtained under Subsection 9(d) hereof for the benefit of Frontera or otherwise for the competitive advantage of the Seller or any Seller Post Consummation Affiliate. The Seller shall provide the Purchaser with a copy of the aforementioned instruction. The Seller shall, and shall cause each Seller Post Consummation Affiliate to, treat as confidential all Confidential TIE Information, and use at least the same degree of care in protecting such Confidential TIE Information as it uses to protect the confidentiality of its own proprietary information in order to prevent the disclosure of any Confidential TIE Information to any third party except as otherwise permitted in this Section (including without limitation pursuant to Subsection 9(d) below) or otherwise authorized, in writing, by the Purchaser. Notwithstanding the foregoing, the following disclosures of Confidential TIE Information by Seller or an Affiliate thereof are expressly permitted: (i) disclosures pursuant to securities laws, exchange listing standards or other similar or related regulations, to be made in the Seller’s or any Seller Post Consummation Affiliate’s (as the case may be) sole discretion; (ii) disclosures to judicial, regulatory or administrative entities in connection with a proceeding before such entity or to maintain compliance with, or to prevent violation of law, and (iii) disclosures to legal counsel of the Seller or any Seller Post Consummation Affiliate; provided that in the event the Seller or any Seller Post Consummation Affiliate (as the case may be) desires to disclose Confidential TIE Information other than to its or their legal counsel in accordance with clause (iii) above, such party must (a) provide the Purchaser with prompt notice thereof, (b) consult with the Purchaser on the advisability of taking steps to resist or narrow such disclosure, and (c) cooperate with the Purchaser in any attempt that the Purchaser or any of its Affiliates may make to obtain an order or other reliable assurance that confidential treatment will be accorded thereto. The Parties’ obligations under this Section shall survive the termination of this Agreement for a period of four (4) years.

c)	Reciprocal Exclusivity.

i)

Until the first to occur of Termination Date (as defined below) and the Consummation, the Seller shall not, and the Seller shall cause its representatives, officers, employees, directors or agents not to, directly or indirectly, (i) enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Seller, TPS II or TIE, (b) merger or consolidation involving the Seller, TPS II or TIE, (c) purchase or sale of any material assets (including without limitation the TPS II Shares and the Partnership Interests) or any capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Seller, TPS II or TIE, or (d) similar transaction or business combination involving the Seller, TPS II or TIE (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”), (ii) submit, solicit, initiate or actively encourage with any party (other than as among Seller, its Affiliates and any of their respective representatives or agents) any proposal or offer from

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [***], has been filed separately with the Securities and Exchange Commission.

any Person (other than the Purchaser or its Affiliates in connection with the Transaction) in connection with a Company Transaction or (iii) furnish any information with respect to or actively assist or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser or its Affiliates) to do or seek to do any of the foregoing. The Seller hereby agrees to notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction (without naming such Person or otherwise divulging the terms of such offer to the extent made on a confidential basis).

ii)	Until the first to occur of Termination Date and the Consummation, the Purchaser shall not, and the Purchaser shall cause each of its Affiliates and their respective representatives, officers, employees, directors or agents not to, directly or indirectly, (i) enter into any agreement or accept any offer relating to or consummate any transaction relating to the Partnership Interests or otherwise involving the alienation, disposition, transfer, pledge, sale or assignment of the Seller’s ownership interest in TIE or its indirect interests in the TIE Assets other than the Transaction with the Seller that is the subject of this Agreement, (ii) submit, solicit, initiate or actively encourage with any party (other than as between the Seller and any of its respective representatives or agents) any proposal or offer from any Person in connection with any such transaction enumerated in clause (i) or (iii) furnish any information with respect to or actively assist or facilitate in any other manner any effort or attempt by any Person other than the Seller to do or seek to do any of the foregoing enumerated in clause (i) or (ii). The Purchaser hereby agrees to notify the Seller promptly if any Person makes any proposal, offer, inquiry or contact with respect to any such transaction (without naming such Person or otherwise divulging the terms of such offer to the extent made on a confidential basis).

d)	[***]

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [***], has been filed separately with the Securities and Exchange Commission.

e)

Subrogation. Subject to the Seller’s and its Affiliates’ retention of rights with respect to TIE Intentional Misconduct [***] as set forth in Subsection 7(c) above, the Seller and the Purchaser hereby agree (on behalf of themselves, their Affiliates and their respective successors and assigns) that the Purchaser shall, to the maximum extent possible, be subrogated to any and all rights (including without limitation rights of enforcement), causes of actions or claims that the Seller or any Seller Post Consummation Affiliate may have with respect to the Partnership Interests or the TIE Assets against any Panda Party in connection with its involvement in TIE, whether arising under contract or otherwise; provided, however, that the Seller or a Seller Post

Consummation Affiliate may continue to exercise any such rights to the extent that any direct claim is made against the Seller or any Seller Post Consummation Affiliate in any way arising from the its ownership of the Partnership Interests. To the extent the Seller or any Seller Post Consummation Affiliate shall have rights to which the Purchaser and its Affiliates are subrogated in accordance with the foregoing against any of the Panda Parties which the Purchaser does not have standing to pursue, the Seller will, to the extent commercially reasonable, pursue such rights at the Purchaser’s expense if so requested by the Purchaser.

10)	Conditions Precedent to the Obligations of the Seller. All obligations of the Seller under this Agreement to sell the TPS II Shares are subject to the satisfaction or waiver by the Seller of each of the following conditions:

a)	Representations and Warranties. The representations and warranties of the Purchaser herein contained shall be true on and as of the Consummation with the same force and effect as though made on and as of said date.

b)	Performance. The Purchaser shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by the Purchaser prior to the Consummation.

c)	Required Consents. The Seller shall have received all consents from any Persons or governmental entities required to be obtained prior to Consummation.

d)	HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the TPS II Shares contemplated hereby shall have expired or been terminated (the date of such expiration or termination the “HSR Date”).

e)	Waiver. Each of the Purchaser’s Affiliates that is a partner of the Partnership and the Partnership itself shall have consented to the Transaction and waived compliance by the Seller with all provisions of the Partnership Agreement as may be required in order to consummate the Transaction, including without limitation Sections 7.1(b) and 8.3(b)(1) and Article 11 of the Partnership Agreement, and waived compliance by the Seller and its Affiliates with the right of first refusal provisions contained in the Partnership Agreement.

11)	Conditions Precedent to the Obligations of the Purchaser. All obligations of the Purchaser under this Agreement to purchase the TPS II Shares are subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

a)

Representations and Warranties. The representations and warranties of the Seller herein contained shall be true in all material respects on and as of the date of the Consummation with the same force and effect as though made on and as of said date and an officer of the Seller shall have delivered (no earlier than the HSR Date) a certificate in the form of Exhibit F (the “Seller’s Officer’s Certificate”) to the Purchaser which is dated no earlier than the HSR Date.

b)	Performance. The Seller shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by it prior to the date of Consummation.

c)	Consents and Liens. The Purchaser shall have received evidence, to the reasonable satisfaction of the Purchaser and its counsel, that all of the required consents, filings (including any from the Federal Communications Commission regarding radio licenses) and authorizations from Persons or governmental entities required to be obtained prior to Consummation shall have been obtained, and that the TPS II Shares (and the Partnership Interests held by TPS II) are being acquired by the Purchaser free and clear of all Liens.

d)	HSR Act. The HSR Date shall have occurred.

e)	Consummation Documents. The Seller shall have delivered or caused to be delivered to the Purchaser on or prior to the Consummation, in form and substance satisfactory to the Purchaser:

i)	Copies of duly adopted resolutions of the members, managers or directors of the Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, each certified by an officer of the Seller; and

ii)	A certificate of incumbency of the Seller, as to officers and other personnel of the Seller executing this Agreement and any certificate, instrument or document.

f)	Board Approval. The board of managers of PSEG Global shall have approved of the Purchaser’s consummation of the Transaction.

g)	Directors and Officers. All of the present and former directors and present and former officers of TPS II have resigned and irrevocably waived and released in writing all claims they may have against TPS II and TIE and all of their Affiliates (other than claims that may arise in connection with rights to be indemnified or held harmless by TIE with respect to claims made against such officers or directors in their capacity as officers or directors by Persons who are not Affiliates of the Seller) and delivered such to the Purchaser.

h)	Certificates of Good Standing and Qualification. The Seller shall have delivered or caused to be delivered to the Purchaser, on or prior to the Consummation, certificates of long form good standing with respect to TPS II, each issued as of a recent date by the Secretary of State of Florida.

i)	Articles of Incorporation and Bylaws. The Seller shall have delivered or caused to be delivered to the Purchaser, on or prior to the Consummation, copies of the articles of incorporation and bylaws of TPS II, together with a certificate of the Secretary or Assistant Secretary of TPS II stating that none of such documents have been amended, and certifying that each such copy is true, correct and complete.

j)	TECO Energy, Inc. Letter. TECO Energy, Inc. (“Parent”), a Florida corporation and the indirect parent of the Seller, shall have delivered to the Purchaser a letter in the form attached hereto as Exhibit E.

12)	Survival of Representations and Warranties; Indemnification.

a)	Survival. The respective representations and warranties made in Section 4 and Section 5 by the Parties, as well as the representation to be made by the Seller in the Seller’s Officer’s Certificate, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein for a period of six (6) months from the Consummation (except with respect to (i) the representations and warranties made in Subsections 4(b) and 5(c), each of which shall survive indefinitely and (ii) the representation and warranty made in Subsection 4(f) and the representation and warranty made in paragraph 2 of the Seller’s Officer’s Certificate, each of which shall survive for a period of twelve (12) months from the Consummation), after which no claim for a breach of these representations and warranties may be asserted.

b)	Exclusivity. Except for fraud, the rights and remedies of the Seller and of the Purchaser for money damages under this Section are, solely as between the Seller and the Purchaser, exclusive and in lieu of any and all other rights and remedies for money damages which the Seller and the Purchaser may have under applicable law with respect to any Indemnifiable Claim (as defined herein). Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict any Party from seeking an injunction or other equitable relief. No Party shall be entitled to duplicative recovery for any item.

c)	Indemnification by Seller.

i)

Purchaser Claims. The Seller will indemnify, defend and hold harmless the Purchaser and its parents and Affiliates, and each of their respective officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (“Losses”), including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise out of, are in connection with, or relate to, the following (collectively, “Purchaser Claims”):

(A)	any breach or violation of any covenant, obligation or agreement of the Seller set forth in this Agreement;

(B)	any breach or inaccuracy of the representations or warranties made by the Seller in this Agreement in Section 4 or in the Seller’s Officer’s Certificate; or

(C)	any Taxes (other than any Taxes related to any items to which the last sentence of Subsection 9(a)(ii) applies) imposed on or payable by TPS II (i) for any taxable period (or portion thereof) that ends on or before Consummation or (ii) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of TPS II having been included in any consolidated, affiliated or unitary group with any Person.

ii)	Seller’s Limitations. The Purchaser Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claim, including without limitation damages for lost revenues, income or profits diminution in value except to the extent due on any Third Party Claims. The aggregate cumulative damages to which the Purchaser Group will be entitled for all claims hereunder (other than pursuant to Subsection 12(c)(i)(C) and except with respect to the representations and warranties contained in Subsection 4(f) hereof and paragraph 2 of the Seller’s Officer’s Certificate, which claims shall be exempt from this limitation) shall be limited to the Purchase Price (in each case taking into account cumulative amounts paid on all other claims).

d)	Indemnification by the Purchaser.

i)

Seller Claims. The Purchaser will indemnify, defend and hold harmless the Seller and its parents and Affiliates and each of their respective officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Seller Group”), from and against any and all Losses, including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise out of, are in connection with, or relate to, the following which arise out of or relate to the following (collectively, “Seller Claims”):

(A)	any breach or violation of any covenant, obligation or agreement of the Purchaser set forth in this Agreement;

(B)	any breach or inaccuracy of any of the representations or warranties made by the Purchaser in this Agreement in Section 5 or any such breach or inaccuracy that would occur if such representations and warranties were made of the date the Seller receives the Purchase Price; or

(C)	except to the extent arising prior to the Consummation or from any amendment or modification thereto subsequent to the date thereof, the Contingent Equity Guarantee dated as of November 21, 2003 by Parent in favor of ING Capital LLC as Agent with respect to OEPP attached as Exhibit G hereto.

ii)	Purchaser’s Limitations. The Seller Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Seller Claim, including without limitation damages for lost revenues, income, profits or diminution in value, except to the extent due on any Third Party Claim. The aggregate cumulative damages to which the Seller Group will be entitled for all claims hereunder (other than pursuant to Subsection 12(d)(i)(C) and except with respect to the representations and warranties contained in Subsection 5(c) hereof, which claims shall be exempt from this limitation) shall be limited to the Purchase Price (in each case taking into account cumulative amounts paid on all other claims).

e)	Notice of Claim. Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Purchaser Group or the Seller Group entitled to indemnification hereunder respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim hereunder. Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide a Notice of Claim will not affect the Indemnitee’s rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

f)	Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending such in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may, following reasonable notice to Indemnitor, undertake its defense at the Indemnitor’s cost, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the action stated in the request. If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable hereunder only for an amount up to the amount which the Indemnitor had proposed be accepted in payment or compromise.

g)	Cooperation. A Party defending a Third Party Claim will (a) consult with the Indemnitee throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim and (b) afford the Indemnitee the opportunity to be promptly apprised of any material matters involving the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

h)	Mitigation and Limitation of Claims. As used in this Agreement, the term “Indemnifiable Claim” means Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:

i)	Reasonable Steps to Mitigate. The Indemnitee will take all reasonable steps to mitigate all Losses relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor.

ii)	Net of Benefits. Any Indemnifiable Claim shall be limited to the amount of damages sustained by the Indemnitee by reason of such breach or nonperformance, net of insurance recoveries received.

i)	Tax Treatment. All payments made by the Seller pursuant to any claim made hereunder shall be treated as an adjustment to the aggregate consideration paid hereunder or as a contribution by the Seller to the capital of TPS II immediately prior to Consummation. Any payment made by an Indemnitor in respect of any claim made pursuant hereto shall be reduced by any net Tax benefits actually realized by the Indemnitee attributable to the payment or liability underlying such claim. In computing the amount of any such net Tax benefit, the Indemnitee shall be deemed to realize all other items of income, gain, loss, deduction or credit before realizing any item attributable to the payment or liability underlying such claim. An Indemnitee shall be deemed to have “actually realized” a net Tax benefit to the extent that the amount of Taxes payable by such Indemnitee is reduced below the amount of Taxes that such Indemnitee would be required to pay but for the payment or liability underlying such claim. To the extent a claim does not give rise to currently realizable Tax benefit to the Indemnitee, but such claim gives rise to a subsequently realized Tax benefit to such party in a later taxable year (to the extent not previously taken into account to reduce an amount otherwise payable by the Indemnitor hereunder), the Indemnitee shall refund to the Indemnitor the amount of such Tax benefit when realized. If any such Tax benefit thereafter is disallowed by a final determination of any applicable taxing authority, then the Indemnitor shall repay the Indemnitee the refunded amount.

13)	Termination. This Agreement may be terminated by:

i)	the Seller if it has delivered a Seller Satisfaction Notice to the Purchaser and not received the Purchase Price within fifteen (15) days thereafter, provided that the Seller shall have no such termination right in the case that a condition set forth in Subsections 11(a), 11(b), 11(d), 11(e), 11(g), 11(h), 11(i), or 11(j), has not been satisfied; or

ii)	the Purchaser if it has not received the Seller Satisfaction Notice by August 15, 2004; provided that such date shall be extended automatically until the date which is two (2) business days following the HSR Date so long as the Seller has taken all actions necessary to effect Seller’s portion of the filing under the HSR Act by August 6, 2004;

in each of the foregoing cases, upon the delivery of written notice to such effect to the other Party (the date of such notice the “Termination Date”); provided, however, that neither Party shall be entitled to terminate this Agreement to the extent that failure of the other Party to meet its conditions precedent to Consummation is due to the fault of the terminating Party. Upon any termination under this Section, and except to the extent any provision hereof explicitly survives termination hereof by its own terms, no Party shall have any further obligation to the other hereunder other than for its own willful breach of this Agreement.

14)	Notices. All notices, requests or other communications required or desired to be given hereunder shall be deemed to have been duly given if in writing and either delivered by hand or by overnight courier, or mailed first-class pre-paid, by registered or certified mail, return receipt requested, or sent by facsimile transmission (with receipt confirmed by telephone or automatic transmission report), addressed to the Parties at their respective addresses set forth below.

If to the Seller (by overnight courier) to:

TIE NEWCO Holdings, LLC

c/o	TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Phone: (813) 228-1804

Facsimile: (813) 228-4811

If to the Purchaser (by overnight courier) to:

PSEG Americas Inc.

c/o PSEG Global L.L.C.

80 Park Plaza, T-20

Newark, NJ 07102

Attention: General Counsel

Phone: (973) 430-7587

Facsimile: (973) 624-2892

or such address as a Party may have furnished to the other Party in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

15)	Transaction Expenses. The Seller shall bear its own expenses (including third party expenses) and also all of the third party expenses (other than the $45,000 filing fee required for the application under the HSR Act; as to which the Seller shall bear one half of the cost) of the Purchaser (such expenses collectively, the “Purchaser Expenses”) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated thereby, including without limitation all fees and expenses of agents, representatives, legal counsel and accountants; provided that notwithstanding the foregoing, the Seller shall be required to bear such Purchaser Expenses only up to a maximum aggregate of two hundred thousand dollars ($200,000) and pay such to the Purchaser upon written demand therefor and documentation thereof by the Purchaser. The Purchaser may elect to set off such Purchaser Expenses up to the $200,000 threshold incurred before the Consummation against the payment of the Purchase Price. The Seller shall not bear any costs in connection with any required consents from the lenders to GPP or OEPP.

16)	Definitions.

a)	“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, the definition of TIE Intentional Misconduct and the definition of Panda Parties, “control,” when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

b)	“Frontera” is the Frontera power generation plant located in southern Texas.

c)	“Confidential TIE Information” shall have the meaning ascribed to such term in Section 14 of the Partnership Agreement, as such is in effect on the date hereof.

d)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

e)	“Lien” shall have the meaning set forth in Section 4(b) hereof.

f)	“Panda Parties” means (i) Robert W. Carter or any of his immediate family members, or (ii) any Person who is or was controlled by Robert W. Carter, or by any of his immediate family members, or by Robert W. Carter together with any of his immediate family members, and which in any of the foregoing cases was involved in TIE, GPP or OEPP.

g)	“Parent” is defined in Subsection 11(j).

h)	“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any governmental authority, or any other entity.

i)	“Purchaser Intentional Misconduct” means the knowing commission of acts known to be wrongful or illegal by the Purchaser or any of its Affiliates that are (as of the date hereof) wholly owned, directly or indirectly by Public Service Enterprise Group Incorporated (or any of their respective officers, directors, employees, agents and advisors).

j)	“Seller Intentional Misconduct” means the knowing commission of acts known to be wrongful or illegal by the Seller or TPS II (before the Consummation) or any of their Affiliates that are (as of the date hereof) wholly owned, directly or indirectly, by Parent (or any of their respective officers, directors, employees, agents and advisors).

k)	“Seller Post Consummation Affiliate” means any Person that was an Affiliate of the Seller at any time after the Consummation.

l)	“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority.

m)	“Tax Returns” means any and all returns, declarations, reports and forms (including schedules and attachments thereto) filed or required to be filed with a governmental or taxing authority with respect to Taxes.

n)	“Third Party Claim” means a claim by a Person that is not a member of the Seller Group, in the case of Seller Claims, or the Purchaser Group, in the case of Purchaser Claims.

o)	“TIE Assets” means Guadalupe Power Partners, LP (“GPP”) and Odessa-Ector Power Partners, L.P. (“OEPP”), together with all of the intervening entities through which TIE indirectly owns its ownership interest in GPP and OEPP and the assets of GPP and OEPP themselves.

p)	“TIE Intentional Misconduct” means the knowing commission of acts known to be wrongful or illegal by TIE, OEPP or GPP or any Person now or hereafter controlled by any of them, or any of their respective officers, directors, employees, agents and advisors.

q)	“TIE Management Committee” shall have the meaning ascribed to the term “Management Committee” in Section 6.1(a) of the Partnership Agreement.

r)	“TIE Property” is defined in Section 6.

s)	“Transfer Tax” means any sales tax, transfer tax, transaction or documentary tax, conveyance fee, use tax, stamp tax, stock transfer tax or other similar tax, including any related penalties, interest and additions thereto.

17)	Miscellaneous.

a)	Binding Agreement; Assignment. This Agreement shall be binding upon, shall inure to be benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns, provided that, except as expressly provided herein, no Party to this Agreement may assign its rights or delegate its duties hereunder without the prior consent of the other Party.

b)	Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the matters herein and supersedes all prior agreements and understandings among the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement signed by both Parties.

c)	Waiver. The terms, conditions, covenants, representations and warranties hereof may be waived only by a written instrument executed by the Party waiving compliance. The failure of a Party at any time or from time to time to require performance of any provisions hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement in any one or more instances shall be deemed to be, or be construed as, a further or continuing waiver of any such condition or breach of any other term, covenant, representation or warranty.

d)	Governing Law; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, excluding its conflicts of law provisions. Each Party hereby submits to personal jurisdiction and venue in the federal and state courts located in the State of Delaware.

e)	Severability. If any provision of this Agreement shall be determined to be unenforceable, void or otherwise contrary to law, such provision shall in no manner operate to render any other provision of the Agreement unenforceable, invalid or contrary to law, and this Agreement shall continue to be operative and enforceable in accordance with the remaining terms and provisions hereof.

f)	Further Assurances. Each Party agrees to execute and deliver any instruments and to perform any acts that may be necessary or reasonably requested in order to give full effect to this Agreement.

g)	Captions. Captions and paragraph headings of this Agreement are solely for the convenience of the Parties. They are not a part of this Agreement or any provision hereof.

h)	Signature by Facsimile; Counterparts. This Agreement may be signed by facsimile and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

i)	Books and Records. For the purposes of maintaining the books of account and records of the Parties and their Affiliates (other than with respect to Taxes or the maintenance of capital accounts under the Partnership Agreement), the record date of transfer of the TPS II Shares is hereby set as July 1, 2004.

j)	Release of Pledges. Effective upon the Consummation, (i) PLC is hereby released from its obligations under the General Partner Pledge Agreement dated as of September 21, 1999, (ii) each of Panda I and Panda II are hereby released from their respective obligations under the Partnership Interest Pledge Agreement dated as of September 21, 1999, and (iii) TPS II is hereby released from any obligations it may have pursuant to either of the foregoing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

PSEG Americas Inc.:

By:	/s/ Nelson Garcez, Jr.
Name:	Nelson Garcez, Jr.
Title:	Senior Vice President

TIE NEWCO Holdings, LLC

By:	/s/ C. R. Black
Name:	C. R. Black
Title:	President

For Purposes of Section 1:

PSEG PREFERRED PARTNER L.L.C.

By:	/s/ Nelson Garcez, Jr.
Name:	Nelson Garcez, Jr.
Title:	President

PSEG TEXGEN I INC.

By:	/s/ Nelson Garcez, Jr.
Name:	Nelson Garcez, Jr.
Title:	President

PSEG TEXGEN II INC.

By:	/s/ Nelson Garcez, Jr.
Name:	Nelson Garcez, Jr.
Title:	President

[Signature Page to Stock Purchase and Sale Agreement]

PANDA TEXAS GENERATING I, LLC

By:	/s/ W. F. O’Brien
Name:	W. F. O’Brien
Title:	Manager

PANDA TEXAS GENERATING II, LLC

By:	/s/ W. F. O’Brien
Name:	W. F. O’Brien
Title:	Manager

For Purposes of Section 9(d):

TEXAS INDEPENDENT ENERGY, LP

By:	PSEG TEXGEN I, Inc.
Its General Partner

	By:	/s/ Nelson Garcez, Jr.
	Name:	Nelson Garcez, Jr.
	Title:	President

By:	Panda Texas Generating I, LLC
Its General Partner

	By:	/s/ C. R. Black
	Name:	C. R. Black
	Title:	Sole Manager

[Signature Page to Stock Purchase and Sale Agreement]

In Its Capacity as Grantor and Beneficiary of the Trusts Referenced in Section 4(d) for Purposes of Section 7(c) hereof:

TECO WHOLESALE GENERATION, INC. (f/k/a TECO Power Services Corporation)

By:	/s/ C. R. Black
Name:	C. R. Black
Title:	President

[Signature Page to Stock Purchase and Sale Agreement]